UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Contacts:
Steven Plochocki, CEO
(949) 255-2600
splochocki@qsii.com
or
Larry Dennedy
MacKenzie Partners
(212) 929-5500

Media Contacts:
Susan J. Lewis
(303) 804-0494
slewis@qsii.com
or
Tom Johnson or Mike Pascale
Abernathy MacGregor
(212) 371-5999

QUALITY SYSTEMS, INC. SENDS LETTER TO SHAREHOLDERS DETAILING PROXY GOVERNANCE FIRMS RECOMMENDATIONS

ISS, Glass-Lewis and Egan-Jones All Recommend QSI Shareholders Vote White Proxy Card

IRVINE, Calif.—August 6, 2012– Quality Systems, Inc. (NASDAQ:QSII) announced today that it has sent a letter to all shareholders ahead of the upcoming annual meeting of shareholders on August 16, 2012.  In the letter, QSI provides details on the recommendations of the company’s slate of directors from all three leading proxy advisory firms, ISS, Glass-Lewis and Egan-Jones, which focused on QSI’s history of strong shareholder returns, strategy for continued growth and solid corporate governance record.  The letter also discusses observations from the proxy advisory firms that dissident director, Ahmed Hussein, and his nominees have offered no credible plan for shareholder returns or improved growth.

A copy of the letter follows:

NOW IS THE TIME TO PROTECT YOUR INVESTMENT IN
QUALITY SYSTEMS
VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Shareholder:

Our annual meeting of shareholders is rapidly approaching; scheduled for August 16, 2012, it is now less than two weeks away.  Your vote is critical in determining the future path of our company.  We urge you to support our highly qualified Board nominees.  They have a clear plan to guide the company to continued growth and have now been recognized by the nation’s three leading shareholder advisory groups for being the right choice for shareholders.  We urge you to vote the WHITE proxy card today.

All Three Leading Proxy Governance Firms
Have Recommended that Shareholders Support QSI

In the last week, we received resounding support from all three leading proxy advisory firms who have all recommended that shareholders vote the WHITE proxy card for QSI’s nominees.  We ask you to review these independent, third-party reports when considering your critical vote.  Each of these three firms emphasized two crucial points for shareholders to consider:

1)	QSI’s Board and management team have a history of leading shareholder returns, strong corporate governance practices and a plan for continued growth.

2)	Dissident director Ahmed Hussein and his nominees offer no credible plan for company growth or improved shareholder returns.

QSI’S INDUSTRY-LEADING SHAREHOLDER RETURNS NOTED BY PROXY ADVISORY FIRMS

Over the years your Board and management team have guided the company to deliver consistently strong shareholder returns, including the increase of our dividend by 40 percent from $0.50 per share in fiscal 2008 to $0.70 per share in fiscal 2012.  Additionally, we have clearly articulated where we see market potential and how we’re positioning the company to seize on those opportunities for growth.  We believe our historical performance and growth strategy factored significantly into the decisions of all three proxy advisory firms to recommend our slate of directors.  We urge you to consider these relevant statements from their reports:

ISS: “…it becomes clear that the company outperformed all, or nearly all, of its peers for much of this period, strongly suggesting that the market's assessment was in fact a validation of the company's strategy and operations.  It is also clear that the sharp decline in share prices a year ago was in fact a sector phenomenon.”

Glass-Lewis: “…a ten-year perspective indicates the Company has shown growth four times greater than that shown in the peer composite.”

Egan-Jones: “[We believe] that the Company’s strategy has positioned it to capitalize on developing trends in the healthcare industry.”

As we discussed on our recent quarterly earnings call, near-term challenges in the market can, at times, have an impact on our results as well as our overall industry’s performance.  We are confident that we have the right plan in place to continue navigating this evolving market to deliver the growth and strong shareholder returns that you have come to expect.

QSI HAS SOLID CORPORATE GOVERNANCE PRACTICES
AND AN INDEPENDENT BOARD

Importantly, the proxy advisory firms also noted QSI’s solid corporate governance practices that are strongly pro-shareholder.  In its report, Glass-Lewis stated, “… we would take no issue with QSI's current board structure or governance.”  ISS also gave the company its highest “green” rating for all governance structure categories, underscoring the strength and independence of the Board nominees.

When considering your vote, we urge you to consider the below facts about our corporate governance practices as well as Mr. Hussein’s history with our company and other businesses.

QSI – High Standards of Corporate Governance:

•	Under NASDAQ requirements, seven of our eight Board nominees are independent
•	Our governance structure includes:
o	An annually elected Board
o	Cumulative voting rights
o	Shareholders may call meetings and act by written consent

o	No “poison pill”

Hussein – A Checkered History in Business and Governance:

•
Margin Investing: Mr. Hussein has pledged all of his shares of QSI as collateral in margin accounts in flagrant violation of QSI's insider trading policy.  In fact, he has recently been forced to sell over 3.5 million shares of QSI stock, representing almost 6% of the company’s outstanding shares, due to a margin call on those accounts. We believe that this has contributed to the recent decline in QSI’s share price.

•
Fraudulent Conduct and Misleading Disclosure: In 1991, the American Stock Exchange found that Mr. Hussein engaged in a course of fraudulent conduct by "excessively trading and churning" a customer account, and providing the customer with "materially false and misleading information about the status of his account".  Mr. Hussein was ultimately fined and suspended for these actions.

•
Leadership Failure —Operational and Financial Mismanagement and Board Suspension: SIMO, an Egyptian paper company, was profitable prior to Mr. Hussein's ascension as its Chairman. Under Mr. Hussein's watch, the company's financial position greatly deteriorated and losses mounted, to the extent that employees were not being paid wages during certain periods in 1998. Ultimately, the entire Board was suspended by the Companies Authority.

The company has established a website (www.qsi2012proxy.com) containing additional information about Mr. Hussein’s history and why we feel handing him control of the Board would put your investment at risk.  We encourage you to read this important information.

HUSSEIN OFFERS NO CLEAR PLAN FOR SHAREHOLDER VALUE CREATION ACCORDING TO LEADING PROXY ADVISORY FIRMS

In our opinion, it was overwhelmingly clear from their reports that none of the proxy advisory firms believed that Mr. Hussein or his nominees offered any credible plan for shareholder value.  In fact, Mr. Hussein’s actions while serving on our Board and his track record with other businesses lead us to believe that election of his slate of director nominees would actually serve to destroy value in our company’s shares.  Consider the following statements from the advisory firms:

Egan-Jones: “[We believe] that Mr. Hussein has failed to make a persuasive case that electing his nominees to the board would result in the enhancement of shareholder value.”

Glass-Lewis: “Mr. Hussein's arguments fall closer to canard, relying heavily on hearsay to support claims of malfeasance.”

ISS: “Because the dissident [Ahmed Hussein] has not made a compelling case that change at the board level, at this point, is necessary, votes FOR the management nominees on the WHITE proxy card are warranted.”

The Advisory Firms All Recommend that You to Vote the WHITE Proxy Card Today

In our view, these independent third-parties have made the right decision perfectly clear.  Vote FOR a board and management team with a proven track-record of shareholder returns, leading corporate governance practices and the right plan for continued growth.

Remember, if you have already voted the gold card IT IS NOT TOO LATE to change your vote as only the most recently voted card counts.  Simply vote the WHITE proxy card FOR the company's nominees to protect your investment and the future of QSI.

Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

ADDITIONAL INFORMATION

On July 13, 2012, the company filed its definitive proxy statement in connection with its 2012 annual meeting of shareholders, and on July 16, 2012, began the process of mailing such proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read the definitive proxy statement and the accompanying proxy card, as they will contain important information. Shareholders may obtain the definitive proxy statement, any amendments or supplements to such proxy statement, and other documents filed by the company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to such proxy statement may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

Please visit www.qsi2012proxy.com for additional information about Mr. Hussein’s actions and other Quality Systems updates.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the SEC, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking words, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the SEC.

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